Exhibit 10.1

COOPERATION AND SUPPORT AGREEMENT

This Cooperation and Support Agreement (this “Agreement”), dated as of May 2, 2021, is entered into by and among Capital Returns Management, LLC, Ronald Bobman (together with their respective affiliates, including Capital Returns Master, Ltd., collectively, “Capital Returns”), Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), the Iowa Farm Bureau Federation (“IFBF” and, together with Parent, the “Purchaser Parties”) and FBL Financial Group, Inc., an Iowa corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, 5400 Merger Sub, Inc. (“Merger Sub”) and the Company are parties to that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Original Agreement”), pursuant to which, among other things and upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger;

WHEREAS, at the effective time of the Merger, each share of Class A common stock and Class B common stock of the Company (together, the “Common Shares”) other than Excluded Shares and Dissenting Shares will be converted into the right to receive $56.00 per Common Share in cash, without interest (the “Original Merger Consideration”);

WHEREAS, Capital Returns is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 215,194 Common Shares;

WHEREAS, Parent, Merger Sub and the Company propose to amend the Original Agreement (as so amended, the “Amendment”) to provide, among other things, to increase the Original Merger Consideration to $61.00 per share in cash, without interest (the “Amended Merger Consideration”); and

WHEREAS, as a material inducement to the willingness of Parent and Merger Sub to enter into the Amendment, Parent has required that Capital Returns enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Agreement Effective Time” means such time as the Amendment is executed and delivered by the parties thereto.

“Affiliate” and “Associate” each have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

“Beneficial Ownership” of Common Shares means ownership of: (a) Common Shares which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 under the Exchange Act; (b) securities which such Person or any of such Person’s Affiliates or Associates has: (i) rights, obligations or options to own or acquire (whether such right, obligation or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) and with respect to which such first Person or any of such first Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of such securities; or (d) any other economic exposure to Common Shares, including through any derivative transaction that gives any such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of Common Shares due to the fact that the value of the derivative is determined by reference to the price or value of Common Shares, or which provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Shares, in any case without regard to whether (i) such derivative conveys any voting rights in Common Shares to such Person or any of such Person’s Affiliates or Associates, (ii) the derivative is required to be, or capable of being, settled through delivery of Common Shares, or (iii) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Common Shares.

“Expiration Time” means the earlier of (a) such time as the Merger Agreement shall have been validly terminated in accordance with its terms; (b) immediately following the Effective Time; or (c) July 11, 2021.

“Merger Agreement” means the Original Agreement, as it may be amended, supplemented or otherwise modified from time to time, including by the Amendment.

“Record Date Shares” means all Common Shares owned, beneficially or of record (including by having any agreement, arrangement or understanding (whether or not in writing) for the purpose of voting such Common Shares), by Capital Returns as of March 11, 2021.

“Capital Returns Shares” means (i) all Common Shares owned, beneficially or of record, by Capital Returns as of the date hereof and (ii) all additional Common Shares acquired by Capital Returns, beneficially or of record (including by having any agreement, arrangement or understanding (whether or not in writing) for the purpose of voting such Common Shares), during the period commencing on the date hereof and expiring at the Expiration Time.

Section 2. Agreement to Vote; Termination of Solicitation.

(a)       During the period commencing on the Agreement Effective Time and expiring at the Expiration Time, at the Company Shareholders’ Meeting or at any other meeting of the holders of Common Shares called to consider the approval and adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the approval and adoption of the Merger Agreement and Merger, Capital Returns (i) shall appear at such meeting or otherwise (including, for the avoidance of doubt, electronically) cause the Record Date Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) shall vote or cause to be voted the Record Date Shares at such meeting in favor of adopting the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) at any meeting of the shareholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, shall vote (or cause to be voted), in person or by proxy (to the extent of its power to do so), all of the Record Date Shares against any other proposal, action or transaction involving the Company or any of the Company Subsidiaries, which other proposal, action or transaction would reasonably be expected to in any manner (A) impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (C) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

(b)       Capital Returns hereby covenants and agrees to use its commercially reasonable efforts to cause the holders of record of, or other Persons with the power to vote or cause to be voted, all Capital Returns Shares that are not Record Date Shares to take, and to refrain from taking, as applicable, all actions that Capital Returns is required to take, and to refrain from taking, as applicable, in respect of the Record Date Shares pursuant to Section 2(a); provided, that except for Capital Returns Shares acquired after the date of this Agreement, issuing the public statement referred to in Section 8 hereof shall be deemed sufficient for purposes of this Section 2(b).

(c)       Capital Returns hereby covenants and agrees that it shall (i) immediately cease any and all solicitation efforts in connection with the Company Shareholders’ Meeting or at any other meeting of the holders of Common Shares called to consider the approval and adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof and (ii) except with respect to the Capital Returns Shares as provided in Section 2(a)-(b), not vote, deliver or otherwise use any proxies that may have been received by Capital Returns or its representatives with respect to the Company Shareholders’ Meeting or at any other meeting of the holders of Common Shares called to consider the approval and adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof.

(d)       Capital Returns hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with its obligations pursuant to this Agreement.

Section 3. Non-Disparagement. During the period commencing on the Agreement Effective Time and expiring on the date of the closing of the Merger, (a) Capital Returns shall not, and shall cause its Related Parties not to, directly or indirectly make, or cause to be made, any private statement or public statement (including by press release, social media post, SEC filing or other disseminated announcement or statement) that disparages (as distinct from objective statements reflecting business criticism of the Company but not of individual directors or officers) the Merger, the Company, the Purchaser Parties or any of their respective current or former officers or directors with respect to matters relating to their service at the Company or such Purchaser Party; and (b) the Company and the Purchaser Parties shall not, and shall cause their respective Related Parties not to, directly or indirectly make, or cause to be made, any private statement or public statement (including by press release, social media post, SEC filing or other disseminated announcement or statement) that disparages (as distinct from objective statements reflecting business criticism) Capital Returns or any of its officers or directors with respect to matters relating to the Merger, the Company and the Purchaser Parties.

Section 4. Release; Covenant Not to Sue.

(a)       Capital Returns, on behalf of itself and for all of its affiliated, associated, related, parent and subsidiary entities, successors, assigns, and the respective heirs, executors, administrators, successors and assigns of any such person or entity (“Related Parties”), irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges each of (i) the Company, (ii) Parent, (iii) each existing (as of the date of this Agreement) director, officer, employee, agent or other representative of the Company (the “Existing Company Parties”) and (iv) the Related Parties of each of the foregoing (the persons and entities referred to in the foregoing clauses (i)-(iv), collectively, the “Company Released Parties”), from and against any and all causes of action, claims, actions, rights, judgments, obligations, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees, accountants’ fees and court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the Agreement Effective Time (“Claims”), whether now known or unknown, suspected or unsuspected, that Capital Returns or any of its Related Parties now has, or at any time previously had, or shall or may have in the future, as a record or beneficial owner of Common Shares or arising by virtue of or in any manner related to any actions with respect to the Merger or the Company or its affairs on or before the Agreement Effective Time; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(b)       Each of the Company and Parent, on behalf of itself and for all of its Related Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges each member of the Capital Returns from and against any and all Claims, whether now known or unknown, suspected or unsuspected, that the Company or Parent, as applicable, now has, or at any time previously had, arising by virtue of or in any manner related to any actions or inactions with respect to the Merger or the Company or its respective affairs on or before the Agreement Effective Time; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(c)       IT IS THE INTENTION OF CAPITAL RETURNS, THE COMPANY AND PARENT IN EXECUTING THIS AGREEMENT, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASES CONTAINED IN THIS SECTION 4 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL MATTERS RELEASED PURSUANT TO THIS SECTION 4 (THE “RELEASED MATTERS”). CAPITAL RETURNS HEREBY REPRESENTS TO EACH COMPANY RELEASED PARTY THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN CAPITAL RETURNS HAS ANY INTEREST IN ANY RELEASED MATTERS BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY CAPITAL RETURNS. EACH OF THE COMPANY AND PARENT HEREBY REPRESENTS TO CAPITAL RETURNS THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN THE COMPANY OR PARENT, AS APPLICABLE, HAS ANY INTEREST IN RELEASED MATTERS BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY THE COMPANY OR PARENT, AS APPLICABLE. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 4 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 4 WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

(d)       Capital Returns (on its own behalf and on behalf of its Related Parties) covenants and agrees that each such Person shall not, after the Agreement Effective Time, (i) institute or participate in any action, suit or proceeding against any of the Company Released Parties related in any way to the Released Matters or (ii) otherwise seek to recover, or permit another to seek to recover on its behalf, from any of the Company Released Parties any remedies of any kind (including any equitable relief, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees, accountants’ fees and court costs, of whatever nature)) related in any way to the Released Matters, and fully, finally, irrevocably, absolutely and unconditionally waives any right to recover any such remedies; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(e)       The parties acknowledge that the Agreement releases claims that are unknown and unsuspected at the time of the Agreement and that the release of such claims was a specifically negotiated and material term of the Agreement. The parties further agree to waive the protections of Cal. Civ. Code 1542 or any similar provisions of Law.

(f)       Capital Returns (on its own behalf and on behalf of its Related Parties) acknowledges and agrees that (i) each of the Company Released Parties is an express third party beneficiary of this Section 4, and, in each case, such third party beneficiary shall be entitled to enforce the releases, covenants and other agreements contained herein against Capital Returns and its Related Parties as if such third party beneficiary were a party to this Agreement and (ii) Parent will be relying to its detriment on the effectiveness and enforceability of such releases, covenants and other agreements in entering into the Amendment providing for the Amended Merger Consideration.

Section 5. Waiver of Appraisal Rights. Capital Returns hereby irrevocably waives, and shall cause to be irrevocably waived by its Affiliates any rights of appraisal or rights to dissent from the Merger that it or such Affiliate may have under Iowa Law with respect to any Capital Returns Shares

Section 6. Expenses. Within three (3) business days of the execution of this Agreement, Capital Returns shall be permitted to submit to the Company reasonably detailed documentation of Capital Returns’ actual out-of-pocket fees, costs and expenses reasonably and properly incurred in connection with the proposed acquisition, the Merger, and the solicitation of proxies at the Company Shareholders’ Meeting, including the expenses associated with legal, financial, communications and other professional advisors. No later than the same business day as the closing of the Merger, the Company shall reimburse Capital Returns for such reasonably and properly incurred fees, costs and expenses, by wire transfer in accordance with wire instructions provided by Capital Returns to the Company; provided, that such reimbursement shall not exceed $750,000 in the aggregate and Capital Returns shall not be entitled to any reimbursement if the Merger does not close. Except as otherwise provided in this Section 6, all fees, costs and expenses incurred by each of the parties shall be borne by such party.

Section 7. Public Announcement. The parties hereto shall not make any public statement regarding this Agreement and the material terms hereof except for a press release in the form attached hereto as Exhibit A (the “Press Release”). The Company shall file a Form 8-K in the form attached hereto as Exhibit B. IFBF shall file an amendment to its existing Schedule 13D in the form attached hereto as Exhibit C. The parties shall not make any public announcement or statement regarding Capital Returns that contradicts or disagrees with the statements made in the Press Release.

Section 8. Representations and Warranties of All Parties. Each of the parties hereto represents and warrants to the other parties that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which it is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

Section 9. Representations and Warranties of Capital Returns. Capital Returns represents and warrants that, as of the date of this Agreement: (a) Capital Returns Beneficially Owns an aggregate of 215,194 Common Shares, (b) Schedule I sets forth a list of all Shares of Common Shares that Capital Returns has the right to vote as of a record date of March 11, 2021 and (c) except for such ownership, Capital Returns does not, individually or in the aggregate with any of its Affiliates, have any other Beneficial Ownership of, or economic exposure to, any Common Shares, including through any derivative transaction.

Section 10. Representations and Warranties of the Company. The Company represents and warrants to Capital Returns that, as of the Agreement Effective Time: (a) it will have all requisite corporate power and authority, and will have taken all corporate action necessary in order to execute and deliver, and perform its obligations under, the Amendment and to consummate the transactions contemplated thereby, subject only to the adoption of the Merger Agreement by the Required Shareholder Vote; (b) the Company will take all commercially reasonable steps to re-convene Company Shareholders’ Meeting on May 21, 2021; and (c) the Amendment will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Amendment by Parent and Merger Sub, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 11. Representations and Warranties of Parent. Parent represents and warrants to Capital Returns that, as of the Agreement Effective Time: (a) each of Parent and Merger Sub will have all requisite corporate or other power and authority, and will have taken all corporate action necessary in order to execute and deliver, and perform its obligations under, the Amendment and to consummate the transactions contemplated thereby, subject only to the adoption of the Amendment by the affirmative vote of Parent, in its capacity as sole shareholder of Merger Sub, immediately following the execution of the Amendment by the parties thereto; and (b) the Amendment will have been duly executed and delivered by each of Parent and Merger and, assuming the due authorization, execution and delivery of the Amendment by the Company, will constitute the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 12. Specific Performance; Jurisdiction; Governing Law. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies any of the other parties shall be entitled to at law or in equity, each other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement. Each Party further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 14. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient Party, (b) if transmitted via e-mail, on the date sent, unless the sender receives an automated message indicating that the e-mail has not been delivered, (c) one (1) business day after being sent to the recipient Party by reputable overnight courier service (charges prepaid), or (d) five (5) business days after being mailed to the recipient Party by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the following addresses:

If to Capital Returns:

Capital Returns Management, LLC
641 Lexington Avenue
New York, NY 10022
Attention: Ronald Bobman
Email: Email: Ron@capreturns.com

with a copy top (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Email: swolosky@olshanlaw.com

If to Parent:

Farm Bureau Property & Casualty Insurance Company
5400 University Avenue
West Des Moines, IA 50266
Attention: Edward G. Parker
Fax: (515) 225-4686
Email: eparker@ifbf.org

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Todd E. Freed
Jon A. Hlafter
Email: todd.freed@skadden.com
jon.hlafter@skadden.com

If to IFBF:

Iowa Farm Bureau Federation
5400 University Avenue
West Des Moines, IA 50266
Attention: Edward G. Parker
Fax: (515) 225-4686
Email: eparker@ifbf.org

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Todd E. Freed
Jon A. Hlafter
Email: todd.freed@skadden.com
jon.hlafter@skadden.com

If to the Company:

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266
Attention: Lori Geadelmann
Email: Lori.Geadelmann@fbfs.com

with a copy top (which shall not constitute notice):

Sidley Austin LLP
1 South Dearborn Street
Chicago, Illinois 60603

Attention:	Brian J. Fahrney

Sean M. Carney

Jonathan A. Blackburn

Kai Liekefett

Email:	bfahrney@sidley.com

scarney@sidley.com

jblackburn@sidley.com

kliekefett@sidley.com

Section 16. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Upon such determination that any term hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 17. Counterparts. This Agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

Section 18. Successors and Assigns. This Agreement shall not be assignable by any of the parties hereto. Any purported assignment of this Agreement shall be null and void. This Agreement, however, shall be binding on successors of the parties hereto.

Section 19. No Third Party Beneficiaries. Subject to Section 4(j), this Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 20. Effectiveness. This Agreement shall become effective at the Agreement Effective Time.

Section 21. Responsible Parties. Each of Parent and Capital Returns shall cause its controlled Affiliates, and shall use its reasonable best efforts to cause its agents and other Persons acting on its behalf, to comply with the terms of this Agreement. The Company shall cause its directors, officers and controlled Affiliates, and shall use its reasonable best efforts to cause its agents and other Persons acting on its behalf, to comply with the terms of this Agreement. Parent, Capital Returns and the Company, respectively, shall be responsible for any breach of the terms of this Agreement by such Persons, as applicable.

Section 22. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

CAPITAL RETURNS MANAGEMENT, LLC

By:	/s/ Ronald Bobman
Name:	Ronald Bobman
Title:	President

RONALD BOBMAN

/s/ Ronald Bobman

FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Duane J. Johnson, Jr.
Name:	Duane J. Johnson, Jr.
Title:	Sr. Vice President & Secretary

IOWA FARM BUREAU FEDERATION

By:	/s/ Craig D. Hill
Name:	Craig D. Hill
Title:	President

FBL FINANCIAL GROUP, INC.

By:	/s/ Daniel D. Pitcher
Name:	Daniel D. Pitcher
Title:	Chief Executive Officer

Schedule I
Beneficial Ownership of Capital Returns as of March 11, 2021

Capital Returns Party	Common Shares Beneficially Owned
Capital Returns Management, LLC	130,000
Capital Returns Master, Ltd.	130,000*
Ronald Bobman	130,000*

* Directly owned by Capital Returns Management, LLC